[Servotronics, Inc. Letterhead]

Exhibit 99.1

1110 Maple Street   ♦   P.O. Box 300   ♦   Elma, New York 14059-0300   ♦   716-655-5990   ♦   FAX 716-655-6012

November 13, 2008

SERVOTRONICS, INC. ANNOUNCES
NINE MONTH AND 3RD QUARTER RESULTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2008

Elma, NY – Servotronics, Inc. (NYSE Alternext US – SVT) reported an approximate 82.8% increase in net income to $2,046,000 (or $1.06 per share Basic, $0.96 per share Diluted) on revenues of $24,535,000 for the nine month period ended September 30, 2008 as compared to net income of $1,119,000 (or $0.58 per share Basic, $0.53 per share Diluted) on revenues of $23,368,000 for the comparable nine month period ended September 30, 2007. Net income for the third quarter ended September 30, 2008 was $605,000 (or $0.31 per share Basic, $0.29 per share Diluted) on revenues of $7,818,000. The comparable net income for the third quarter of 2007 was $476,000 (or $0.25 per share Basic, $0.22 per share Diluted) on revenues of $8,464,000. The Company primarily attributes the increased net income to an increased demand for higher margin products in combination with a decrease in shipments of lower margin products, favorable product mix and aggressive cost containment.

The Company’s Advanced Technology Group (ATG) and Consumers Product Group (CPG) are continuing the development of new products for additional programs and applications which, at times, require several years before such design and development efforts result in procurements for production quantities.  Certain other programs may result in the procurement of production quantities after a much shorter time period.  Consistent with U.S. Accounting Principles, design and development costs are expensed as they occur and usually before the full benefits of the development efforts are received.  In addition, the volatility of certain government and other procurements in conjunction with the difficult to predict effects of today’s economy mandates vigilant operational monitoring and flexibility from period to period.

The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, medical, etc.).  The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.

As previously reported, the Company’s Board of Directors authorized the purchase of an additional 200,000 shares of the Company’s common stock.  As of October 31, 2008, the Company had approximately 12,800 shares authorized for purchase remaining under the previously approved stock purchase program.  Since January 2006, the Company has purchased approximately 237,100 shares of Servotronics common stock.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE ALTERNEXT US.